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                                                                    EXHIBIT 15.1

                 INDEPENDENT ACCOUNTANTS' ACKNOWLEDGEMENT LETTER


August 13, 2003


To the Board of Directors and Shareholders of Cal Dive International, Inc.:

We are aware of the incorporation by reference in the Registration Statements (Form S-3 (333-103451) and Form S-8 (333-58817, 333-50289 and 333-50205)) of Cal
Dive International, Inc. of our report dated August 13, 2003, relating to the unaudited consolidated balance sheet of Cal Dive International, Inc. as of June 30, 2003 and the related unaudited consolidated statements of operations for the three-month and six-month periods ended June 30, 2003 and 2002, and the consolidated statements of cash flows for the six-month periods ended June 30, 2003 and 2002, that are included in its Form 10-Q for the quarter ended June 30, 2003.

Very truly yours,

/s/ Ernst & Young LLP

Houston, Texas